UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
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       Date of report (Date of earliest event reported): December 31, 2005

                            REINHOLD INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)

        DELAWARE                          0-18434                  13-2596288
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(State or other jurisdiction        (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)

12827 East Imperial Highway, Santa Fe Springs, California                 90670
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          (Address of Principal Executive Offices)                    (Zip Code)

                                 (562) 944-3281
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              (Registrant's telephone number, including area code)

                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b)
   under the Exchange Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

REINHOLD INDUSTRIES ANNOUNCES FOUTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS


SANTA FE SPRINGS, CA, Friday, March 31, 2006 Reinhold Industries, Inc. (NASDAQ:
RNHDA) of Santa Fe Springs, California, today announced results for the fourth quarter and full year 2005. Comparative 2004 results are presented to reflect the Samuel Bingham Enterprises, Inc. ("Bingham") and NP Aerospace Ltd. ("NPA") subsidiaries separately from continuing operations. Bingham was sold in December 2004 and NPA was sold in November 2005.

      Fourth quarter 2005 revenues from continuing operations were $9.6 million, down $0.4 million (4%) from fourth quarter 2004. Sales in the Aerospace business unit decreased by $1.5 million due to the completion of a unique Space Shuttle related program in 2004. Sales for the Seating products business unit increased by $1.0 million due to the addition of a new customer and improving conditions in the aircraft seating marketplace. Sales in the Commercial business unit increased by $0.1 million due primarily to higher selling prices.

         For the full year 2005, revenues from continuing operations were $32.6 million, up $0.3 million (1%) compared to 2004. Sales in the Aerospace business unit decreased by $1.4 million (6%), sales in the Seating products business unit increased by $1.5 million (32%), and sales in the Commercial business unit increased by $0.2 million (8%) due primarily to the reasons described above.

      Income from continuing operations before income taxes for the full year 2005 was $4.3 million, down $1.3 million (24%) compared to 2004 due to unfavorable product mix, increased compensation costs and higher audit and tax compliance fees. The effective tax rate for the full year 2005 was 28% compared to 58% in 2004 due primarily to the utilization of foreign tax credits.

         Income from discontinued operations for the full year 2005 was $30.3 million compared to a loss of $1.3 million in 2004 due primarily to the net gain on the sale of NP Aerospace to The Carlyle Group on November 21, 2005.

         Net income for the full year 2005 was $33.3 million, or $10.20 per diluted share, compared to net income of $1.1 million, or $0.35 per diluted share in 2004.

         "We are pleased with the increased revenues associated with our seating products business unit in the second half of 2005" said Michael T. Furry, President and CEO of Reinhold. "We expect to substantially improve this business units' financial performance in 2006."

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe.


                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)
                                   (Unaudited)



                                              Three Months Ended                      Year Ended
                                             12/31/05    12/31/04               12/31/05     12/31/04

Sales                                         $ 9,585      $9,952                $32,559      $32,231
Income from continuing operations
  before income taxes                           1,597       2,363                  4,281        5,628
Income from continuing
  operations                                  $ 3,634      $  397                $ 3,077      $ 2,361
Income (loss) from discontinued
  operations                                  $25,543      $   19                $30,256      $(1,251)
Net income                                    $29,177      $  416                $33,333      $ 1,110

Diluted EPS- continuing operations              $1.11       $0.13                  $0.94        $0.75
Diluted EPS                                     $8.93       $0.13                 $10.20        $0.35


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  REINHOLD INDUSTRIES, INC.


Date:  April 4, 2006              By:   /s/ Brett Meinsen
                                  -------------------------

                                  Name:  Brett Meinsen
                                  Title:    Treasurer